Law Offices

              Stradley, Ronon, Stevens & Young, LLP
                    2600 One Commerce Square
              Philadelphia, Pennsylvania 19103-7098


Direct Dial:  (215)  564-8047





                         August 20, 1997


Kiewit Mutual Fund
c/o Peter Kiewit Son's, Inc.
One Thousand Kiewit Plaza
Omaha, NE 68131
     RE:  KIEWIT MUTUAL FUND (THE "FUND")

Gentlemen:

     You have informed us that, in accordance with Rule 24f-2 under the Investment Company Act of 1940, as amended (the "1940 Act"), Kiewit Mutual Fund, a Delaware business trust (the "Fund"), intends to file a Rule 24f-2 Notice with the United States Securities and Exchange Commission (the "SEC"), setting forth, among other things, that for the Fund's fiscal year ended June 30, 1997, the Fund, having elected to register an indefinite number of shares of beneficial interest, sold 2,382,616,519 shares of the Fund, under Rule 24f-2, and making definite the number of shares of beneficial interest registered under the Securities Act of 1933 (the "1933 Act") for such period. You have also informed us that all such shares were issued in accordance with the provisions relating thereto in the registration statement filed by the Fund under the 1933 and 1940 Acts.

     We have acted as legal counsel to the Fund during the period of time referred to above and, as such, have reviewed the Declaration of Trust of the Fund; its Bylaws; the registration statement the Fund has filed with the SEC under the 1940 and 1933 Acts, and such minutes of the corporate proceedings and other documents as we deem material to our opinion.

     Based on the foregoing, we are of the opinion that the 2,382,616,519 shares of the Fund, sold under such Rule during the Fund's fiscal year ended June 30, 1997, were fully-paid, non-assessable and legally issued shares of beneficial interest of the Fund.

     We hereby consent to the filing of this opinion with the SEC as an exhibit or accompaniment to the aforementioned Rule 24f-2 Notice, as an exhibit to the Fund's amendment to its registration statement under the 1933 Act, and to any reference to us in the prospectus of the Fund as legal counsel who has passed upon the legality of the offering of such shares of beneficial interest. We also consent to the filing of this opinion with the securities regulatory agencies of any states or other jurisdiction in which such shares of beneficial interest are offered for sale.

                         Very truly yours,

                         STRADLEY, RONON, STEVENS & YOUNG, LLP

                         By:  JOSEPH V. DEL RASO
                              Joseph V. Del Raso,
                              Partner